Exhibit 5.1

SIDLEY AUSTIN BROWN & WOOD

DALLAS	BANK ONE PLAZA	BEIJING
——	10 S. DEARBORN STREET	——
LOS ANGELES	CHICAGO, ILLINOIS 60603	GENEVA
——	TELEPHONE 312 853 7000	——
NEW YORK	FACSIMILE 312 853 7036	HONG KONG
——	www.sidley.com	——
SAN FRANCISCO.		LONDON
——		——
WASHINGTON, D.C.		SHANGHAI
——
SINGAPORE
——
TOKYO

FOUNDED 1866

WRITER’S DIRECT NUMBER	WRITER’S E-MAIL ADDRESS

May 12, 2003

Maytag Corporation

403 West Fourth Street North

Newton, IA 50208

Re:    Maytag Corporation—Registration Statement on Form S-3

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-3 filed by Maytag Corporation, a Delaware corporation (the “Company”), on June 14, 2001 (Registration No. 333-62980) with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), as amended by Amendment No. 1 thereto filed by the Company with the SEC on July 27, 2001 and by Amendment No. 2 thereto filed by the Company with the SEC on July 31, 2001 (collectively, the “Registration Statement”), pursuant to which the Company is issuing $200,000,000 aggregate principal amount of its 5.00% Notes due 2015 (the “Notes”). The Notes will be issued under an indenture dated as of June 15, 1987, as amended (the “Indenture”), between the Company and Bank One, National Association, formerly known as The First National Bank of Chicago, as trustee (the “Trustee”).

We are familiar with the proceedings to date with respect to the proposed issuance and sale of the Notes and have examined such records, documents and questions of law, and satisfied ourselves as to such matters of fact, as we have considered relevant and necessary as a basis for this opinion.

Based on the foregoing, we are of the opinion that:

1. The Company is duly incorporated and validly existing under the laws of the State of Delaware.

2. The Company has corporate power and authority to authorize and sell the Notes.

3. When duly executed and authenticated in accordance with the provisions of the Indenture and delivered to the purchasers thereof against payment of the agreed consideration therefor, the Notes will be legally issued and binding obligations of the Company

SIDLEY AUSTIN BROWN & WOOD IS AN ILLINOIS GENERAL PARTNERSHIP

SIDLEY AUSTIN BROWN & WOOD	CHICAGO

Maytag Corporation

May 12, 2003

(except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws affecting the enforcement of creditors’ rights generally and by the effect of general principles of equity, regardless of whether enforceability is considered in a proceeding in equity or at law).

This letter is limited to the laws of the State of Illinois, the General Corporation Law of the State of Delaware and, to the extent applicable, the federal laws of the United States.

We do not find it necessary for the purposes of this opinion letter to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states or the District of Columbia to sales of the Notes.

We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement and to all references to our firm included in or made a part of the Registration Statement.

Very truly yours,

/S/    SIDLEY AUSTIN BROWN & WOOD